Exhibit 99.1

HPX Corp. Shareholders Approve Proposed Merger Transaction with Emergência Participações S.A.

Transaction Expected to Close on March 3, 2023

New York, NY and São Paulo, Brazil – February 28, 2023 – HPX Corp. (NYSE American: HPX), a special purpose acquisition company (“SPAC”) focused on Brazil, today announced that HPX’s shareholders voted to approve its proposed business combination with Emergência Participações S.A. (“Emergencia”), a leading environmental and industrial service provider in Brazil with a global presence.

The vast majority of the votes cast at the meeting voted to approve the transaction.

The business combination is scheduled to close on March 3, 2023 and the post-closing company will be named “Ambipar Emergency Response.” The common stock and warrants of the combined company are set to begin trading on NYSE American on March 6, 2023 under the new ticker symbols, “AMBI” and “AMBIWS”, respectively.

The formal results of the vote will be included in a Current Report on Form 8-K to be filed by HPX Corp. with the Securities and Exchange Commission.

About Emergencia

Founded in 2008 as part of the Ambipar group, Emergencia is a leading environmental, emergency response and industrial field service provider in Brazil with presence in 16 countries in Latin America, North America, Europe, Africa and Antarctica and operating 217 service centers as of June 30, 2022. For more information, visit www.ambipar.com.

About HPX Corp.

HPX (NYSE American: HPX) is a special purpose acquisition company (“SPAC”) that, since its $253 million initial public offering on NYSE in July 2020, has sought to combine its business with a Brazil-based company in an industry which would benefit from long-term growth in the Brazilian economy, with an international expansion plan as part of its overall growth strategy and that could benefit from HPX’s management team’s experience in operating in global markets. HPX’s sponsor is HPX Capital Partners LLC, which is controlled by Bernardo Hees and Rodrigo Xavier, both co-chairmen of HPX’s board of directors, and Carlos Piani, HPX’s CEO and CFO. For more information, visit hpxcorp.com.

Forward-Looking Statements

The information in this press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of financial and performance metrics, projections of market opportunity and market share, expectations and timing related to commercial product launches, potential benefits of the transaction and expectations related to the terms and timing of the Business Combination. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of Emergencia’s and HPX’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Emergencia and HPX. These forward-looking statements are subject to a number of risks and uncertainties, including those factors discussed in the proxy statement/prospectus that forms a part of Ambipar Emergency Response’s Registration Statement on Form F-4 (Reg No. 333-268795), filed with the SEC on January 30, 2023, under the heading “Risk Factors,” and other documents of Ambipar Emergency Response or HPX filed, or to be filed, with the SEC. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither HPX nor Emergencia presently know or that HPX and Emergencia currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect HPX’s and Emergencia’s expectations, plans or forecasts of future events and views as of the date of this press release. HPX and Emergencia anticipate that subsequent events and developments may cause HPX’s or Emergencia’s assessments to change. However, while HPX and Emergencia may elect to update these forward-looking statements at some point in the future, HPX and Emergencia specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing HPX’s or Emergencia’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

No Offer or Solicitation

This press release shall not constitute a “solicitation” (as defined in Section 14 of the Securities Exchange Act of 1934, as amended); it does it constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

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Contacts

HPX Corp.

ir@hpxcorp.com